Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 31-I dated September 28, 2012 and
underlying supplement no. 1-I dated November 14, 2011	Term Sheet to Product Supplement No. 31-I Registration Statement No. 333-177923 Dated September 28, 2012; Rule 433

Structured Investments	$ 2.50% (equivalent to 5.00% per annum) Bearish Auto Callable Yield Notes due April 4, 2013 Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

General

•	The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in a positive return that reflects the depreciation of either the SPDR® S&P® Metals & Mining ETF or the Market Vectors Gold Miners ETF and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
•	Because the notes provide bearish exposure to the Better Performing Underlying, positive performance by either Underlying may adversely affect your payment at maturity.
•	The notes will pay 2.50% (equivalent to 5.00% per annum) interest over the term of the notes, assuming no automatic call, payable at a rate of 0.41667% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes have not been automatically called, the payment at maturity will be based on the performance of the Better Performing Underlying and whether the closing price of either Underlying is greater than its Starting Underlying Level by more than the applicable upside Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes will be automatically called if the closing price of each Underlying on the relevant Call Date is less than or equal to its Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing April 4, 2013*
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	2.50% (equivalent to 5.00% per annum) over the term of the notes, assuming no automatic call, payable at a rate of 0.41667% per month
Automatic Call:	If on any Call Date, the closing price of each Underlying is less than or equal to its Starting Underlying Level, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Buffer Amount:	With respect to each Underlying, an amount that represents 41.00% of its Starting Underlying Level (subject to adjustments). Because the notes provide bearish exposure, the Buffer Amount applies on the upside (i.e. to appreciation of an Underlying). Accordingly, in this term sheet we refer to the Buffer Amount as the “upside Buffer Amount.”
Pricing Date:	On or about October 1, 2012
Settlement Date:	On or about October 4, 2012
Observation Date*:	April 1, 2013
Maturity Date*:	April 4, 2013
CUSIP:	48126DAT6
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates*:	Interest on the notes will be payable monthly in arrears on the 4th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing November 4, 2012. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.
Payment at Maturity:

If the notes have not been automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Better Performing Underlying. If the notes have not been automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level of either Underlying is greater than its Starting Underlying Level; and

(b) a Trigger Event has occurred.

If the notes have not been automatically called and the conditions described in (a) and (b) are both satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Better Performing Underlying is greater than its Starting Underlying Level. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 – ($1,000 × Better Performing Underlying Return)

If the amount calculated above is less than zero, the payment at maturity will be $0.

You will lose some or all of your principal at maturity if the notes have not been automatically called and the conditions described in (a) and (b) are both satisfied. Because the notes provide bearish exposure to the Better Performing Underlying, positive performance by either Underlying may adversely affect your payment at maturity.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of either Underlying is greater than its Starting Underlying Level by more than the applicable upside Buffer Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows: Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	November 29, 2012 (first Call Date), December 31, 2012 (second Call Date), January 30, 2013 (third Call Date) and February 27, 2013 (final Call Date)
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date.
Other Key Terms:	See “Additional Key Terms” on the next page.
*	Subject to postponement as described under “Description of Notes — Postponement of a Determination Date” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 31-I

Investing in the Bearish Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 31-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $22.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $15.00 per $1,000 principal amount note. These concessions include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $25.00 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMS, which includes concessions to be allowed to other dealers, exceed $25.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. 31-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 28, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 31-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 31-I dated September 28, 2012 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 31-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 31-I dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212005586/e50094-424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing price of one share of that Underlying on the Pricing Date, divided by the Share Adjustment Factor for that Underlying
Ending Underlying Level:	With respect to each Underlying, the closing price of one share of that Underlying on the Observation Date
Share Adjustment Factor:	With respect to each Underlying, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 31-I.
Better Performing Underlying:	The Underlying with the Better Performing Underlying Return
Better Performing Underlying Return:	The higher of the Underlying Return of the SPDR® S&P® Metals & Mining ETF and the Underlying Return of the Market Vectors Gold Miners ETF
JPMorgan Structured Investments —	TS-1
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

Selected Purchase Considerations

•	THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this term sheet, assuming no automatic call. Interest will be payable monthly in arrears on the 4th calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Call Settlement Date, as applicable (each such day, an “Interest Payment Date”), commencing November 4, 2012. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date (which may be a Call Settlement Date). If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for November 2012 is November 4, 2012, but because that day is not a business day, payment of interest with respect to that Interest Payment Date will be made on November 5, 2012, the next succeeding business day.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of each Underlying is less than or equal to its Starting Underlying Level on any Call Date, your notes will be automatically called prior to the maturity date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is less than or equal to its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of either Underlying is greater than its Starting Underlying Level by more than the applicable upside Buffer Amount. However, if the notes have not been automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is greater than its Starting Underlying Level, you could lose the entire principal amount of your notes.
•	BEARISH EXPOSURE TO EACH OF THE UNDERLYINGS — The notes provide bearish exposure to the Better Performing Underlying, which will be either the SPDR® S&P® Metals & Mining ETF or the Market Vectors Gold Miners ETF. If the notes have not been automatically called, you will be entitled to the principal amount of your notes at maturity if the Ending Underlying Level of each Underlying is less than or equal to its Starting Underlying Level or a Trigger Event has not occurred. If a Trigger Event occurs and the Ending Underlying Level of either Underlying is greater than its Starting Underlying Level, you will lose some or all of your principal at maturity. Accordingly, positive performance by either Underlying may adversely affect your payment at maturity.

The SPDR® S&P® Metals & Mining ETF is an exchange-traded fund of SPDR® Series Trust, which is a registered investment company that consists of numerous separate investment portfolios. SSgA Funds Management, Inc. is the investment adviser for the SPDR® S&P® Metals & Mining ETF. The SPDR® S&P® Metals & Mining ETF trades on NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “XME.” The SPDR® S&P® Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select Industry Index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Metals & Mining ETF. The S&P Metals & Mining Select Industry Index is an equal-weighted index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P® Total Market Index, a benchmark that measures the performance of the U.S. equity market. For additional information on the SPDR® S&P® Metals & Mining ETF, see the information set forth under “Fund Descriptions — The SPDR® S&P® Metals & Mining ETF” in the accompanying underlying supplement no. 1-I.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF. The Market Vectors Gold Miners ETF trades on NYSE Arca under the ticker symbol “GDX.” The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, which we refer to as the Underlying Index with respect to the Market Vectors Gold Miners ETF. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. For additional information about the Market Vectors Gold Miners ETF, see “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.

•	TAX TREATMENT AS A UNIT COMPRISING A CALL OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 31-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a capped cash-settled call option (a “Call Option”) written by you that is terminated if
JPMorgan Structured Investments —	TS-2
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

an automatic call occurs and that, if not terminated, in circumstances where the payment due at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the Better Performing Underlying Return (but not more than $1,000) and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Call Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Call Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Call Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on September 28, 2012, we would have allocated 10.80% of each interest payment to interest on the Deposit and the remainder to Call Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Call Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Call Premium will not be taken into account prior to sale or settlement, including a settlement following an automatic call.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing (or taking a short position) directly in either or both of the Underlyings or any of the equity securities held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 31-I dated September 28, 2012 and in the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is less than or equal to its Starting Underlying Level. If the notes have not been automatically called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is greater than its Starting Underlying Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Better Performing Underlying is greater than its Starting Underlying Level. Accordingly, you could lose up to the entire principal amount of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Recent events affecting us have led to heightened regulatory scrutiny, may lead to additional regulatory or legal proceedings against us and may adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Executive Overview — Recent Developments,” “Liquidity Risk Management — Credit Ratings,” “Item 4. Controls and Procedures” and “Part II. Other Information — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

•	THE NOTES ARE BEARISH ON EACH UNDERLYING — Because the notes are bearish on each Underlying, your return on the notes may be adversely affected by increases in price of any Underlying over the term of the notes. See “— Your Investment in the Notes May Result in a Loss” above.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 31-I for additional information about these risks.
JPMorgan Structured Investments —	TS-3
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY DEPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes have not been automatically called and a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is less than or equal to its Starting Underlying Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any depreciation in the value of either Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the relevant Call Settlement Date plus any accrued and unpaid interest, regardless of the depreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return from holding a short position in either Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF AN INCREASE IN THE CLOSING PRICE OF ONE SHARE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not been automatically called, your payment at maturity will be contingent upon the performance of each individual Underlying such that you will be equally exposed to the risk of a price increase with respect to both of the Underlyings. As a result, your return on the notes may be adversely affected if changes in the prices of the Underlyings are not correlated. An increase in the value of either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by a decrease in the value of the other Underlying. Accordingly, your investment is subject to the risk of an increase in the value of the closing price of one share of each Underlying.
•	THE BENEFIT PROVIDED BY THE UPSIDE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of one share of either Underlying is greater than its Starting Underlying Level by more than the applicable upside Buffer Amount, a Trigger Event will occur, and you will be fully exposed to any appreciation in the Better Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of either Underlying is greater than its Starting Underlying Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Better Performing Underlying is greater than its Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently declines such that the closing price of one share of that Underlying is greater than its Starting Underlying Level by less than the upside Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE BETTER PERFORMING UNDERLYING — If the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of the principal amount of your notes if the Ending Underlying Level of either Underlying is greater than its Starting Underlying Level. This will be true even if the Ending Underlying Level of the other Underlying is less than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes have not been automatically called and a has Trigger Event not occurred, you may receive the principal amount of your notes at maturity only if there is a broad-based decline in the performance of U.S. equities in the metals and mining industry during the term of the notes.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately two months and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	Certain BUILT-IN costs are likely to affect adversely the value of the notes prior to maturity — While any payment on the notes described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	UPSIDE BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes have not been automatically called, we will pay you your principal back at maturity only if the closing price of one share of each Underlying is not greater than its Starting Underlying Level by more than the applicable upside Buffer Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is less than or equal to its Starting Underlying Level. If the notes have not been automatically called and a Trigger Event has
JPMorgan Structured Investments —	TS-4
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

occurred, you will be fully and negatively exposed at maturity to any increase in the value of the Better Performing Underlying.

•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing price of one share of that Underlying could be greater than its Starting Underlying Level by more than the applicable upside Buffer Amount on any day during the Monitoring Period or that the Ending Underlying Level of that Underlying could be greater than its Starting Underlying Level. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing price of one share of an Underlying could increase sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS — Although the Underlyings’ shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that the investment strategies of an Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could affect the market prices of the shares of the Underlyings, and consequently, adversely affect the value of the notes.
•	DIFFERENCES BETWEEN THE UNDERLYINGS AND THEIR RESPECTIVE UNDERLYING INDICES — The Underlyings do not fully replicate their respective Underlying Indices and may hold securities not included in their respective Underlying Indices. In addition, their performance will reflect additional transaction costs and fees that are not included in the calculation of their respective Underlying Indices. All of these factors may lead to a lack of correlation between the Underlyings and their respective Underlying Indices. Moreover, corporate actions with respect to the equity securities held by the Underlyings (such as mergers and spin-offs) may impact the variance between an Underlying and its Underlying Index. Finally, because the shares of the Underlyings are traded on NYSE Arca, and are subject to market supply and investor demand, the market value of one share of an Underlying may differ from the net asset value per share of that Underlying. For all of the foregoing reasons, the performance of the Underlyings may not correlate with the performance of their respective Underlying Indices.
•	an investment in the notes is subject to risks associated with the metals and mining industry — All or substantially all of the equity securities held by the SPDR® S&P® Metals & Mining ETF are issued by companies whose primary lines of business are directly associated with the metals and mining industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. The metals and mining industry can be significantly affected by international political and economic developments, energy conservation, the success of exploration projects, commodity prices and tax and other government regulations. Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections. In addition, the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies.
•	an investment in the notes is subject to risks associated with the GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF are issued by gold or silver mining companies. Because the value of the notes is linked to the performance of the Market Vectors Gold Miners ETF, an investment in these notes will be concentrated in the gold and silver mining industries. These companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Underlyings or the securities held by the Underlyings would have.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Underlyings or the equity securities held by the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings or the equity securities held by the Underlyings from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an
JPMorgan Structured Investments —	TS-5
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

automatic call or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•	THE ANTI-DILUTION PROTECTION FOR THE UNDERLYINGS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for an Underlying for certain events affecting the shares of that Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of that Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the prices of the Underlyings on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	whether a Trigger Event has occurred or is expected to occur;
•	the interest rate on the notes;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Underlyings and the equity securities held by the Underlyings;
•	the expected positive or negative correlation between the Underlyings, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Underlyings that may or may not require an adjustment to the Share Adjustment Factors; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-6
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Better Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Better Performing Underlying is the SPDR® S&P® Metals & Mining ETF and that the closing price of the Market Vectors Gold Miners ETF on each Call Date is less than or equal to its Starting Underlying Level. We make no representation or warranty as to which of the Underlyings will be the Better Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing price of either Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level for the Better Performing Underlying of $45 and reflect the Interest Rate of 2.50% (equivalent to 5.00% per annum) over the term of the notes (assuming no automatic call) and the upside Buffer Amount of 41.00% of the Starting Underlying Level of the Better Performing Underlying. Each hypothetical total return or total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Price of the Better Performing Underlying	Better Performing Underlying Closing Price Appreciation / Depreciation at Relevant Call Date	Note Total Return at Relevant Call Settlement Date				Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
		First	Second	Third	Final
$94.5000	110.00%	N/A	N/A	N/A	N/A	N/A	-100.00% (2)
$90.0000	100.00%	N/A	N/A	N/A	N/A	N/A	-97.50%
$85.5000	90.00%	N/A	N/A	N/A	N/A	N/A	-87.50%
$81.0000	80.00%	N/A	N/A	N/A	N/A	N/A	-77.50%
$76.5000	70.00%	N/A	N/A	N/A	N/A	N/A	-67.50%
$72.0000	60.00%	N/A	N/A	N/A	N/A	N/A	-57.50%
$67.5000	50.00%	N/A	N/A	N/A	N/A	N/A	-47.50%
$63.4545	41.01%	N/A	N/A	N/A	N/A	N/A	-38.51%
$63.4500	41.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	-38.50%
$58.5000	30.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	-27.50%
$54.0000	20.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	-17.50%
$49.5000	10.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	-7.50%
$47.2500	5.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	-2.50%
$46.1250	2.50%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	0.00%
$45.0000	0.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$42.7500	-5.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$40.5000	-10.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$36.0000	-20.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$31.5000	-30.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$27.0000	-40.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$22.5000	-50.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$18.0000	-60.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$13.5000	-70.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%
$9.0000	-80.00%	0.83333%	1.25%	1.66667%	2.08333%	2.50%	2.50%

(1) A Trigger Event occurs if the closing price of one share of either Underlying is greater than its Starting Underlying Level by more than 41.00% on any day during the Monitoring Period.

(2) The payment at maturity may not be less than $0 per $1,000 principal amount note.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios is calculated.

Example 1: The price of the Better Performing Underlying decreases from the Starting Underlying Level of $45 to a closing price of $42.75 on the first Call Date. Because the closing price of each Underlying on the first Call Date is less than its Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,008.33 per $1,000 principal amount note, consisting of interest payments of $8.33 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The price of the Better Performing Underlying increases from the Starting Underlying Level of $45 to a closing price of $47.25 on the first Call Date, $49.50 on the second Call date and $54 on the third Call Date and decreases from the Starting Underlying Level of $45 to a closing price of $42.75 on the final Call Date. Because the closing price of the Better Performing Underlying on each of the first three Call Dates ($47.25, $49.50 and $54) is greater than the Starting Underlying Level of $45, the notes are not called on these Call Dates. However, because the

JPMorgan Structured Investments —	TS-7
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

closing price of each Underlying on the final Call Date is less than its Starting Underlying Level, the notes are automatically called on the final Call Date, and the investor receives total payments of $1,020.83 per $1,000 principal amount note, consisting of interest payments of $20.83 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the price of the Better Performing Underlying decreases from the Starting Underlying Level of $45 to an Ending Underlying Level of $42.75. Because the notes have not been automatically called prior to maturity and the Ending Underlying Level of the Better Performing Underlying of $42.75 is less than its Starting Underlying Level of $45, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,025 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $25 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, a Trigger Event has not occurred and the price of the Better Performing Underlying increases from the Starting Underlying Level of $45 to an Ending Underlying Level of $54. Even though the Ending Underlying Level of the Better Performing Underlying of $54 is greater than its Starting Underlying Level of $45, because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,025 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $25 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the price of the Better Performing Underlying increases from the Starting Underlying Level of $45 to an Ending Underlying Level of $67.50. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Better Performing Underlying of $67.50 is greater than its Starting Underlying Level of $45, the investor receives total payments of $525 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $25 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 – ($1,000 × 50%)] + $25 = $525

Example 6: The notes have not been automatically called prior to maturity, a Trigger Event has occurred and the price of the Better Performing Underlying increases from the Starting Underlying Level of $45 to an Ending Underlying Level of $94.50. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Better Performing Underlying of $94.50 is greater than its Starting Underlying Level of $45, the investor receives total payments of $25 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $25 per $1,000 principal amount note over the term of the notes. Even if though the Better Performing Underlying Return is 110%, because the payment at maturity may not be less than $0, the payment at maturity (exclusive of the final interest payment) is $0.

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-8
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF

Historical Information

The following graphs show the historical weekly performance of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF from January 5, 2007 through September 21, 2012. The closing price of one share of the SPDR® S&P® Metals & Mining ETF on September 27, 2012 was $44.05. The closing price of one share of the Market Vectors Gold Miners ETF on September 27, 2012 was $53.96.

We obtained the various closing prices of the Underlyings below from Bloomberg Financial Markets, without independent verification. The historical prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Underlying on the Pricing Date, any Call Date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Underlyings or the equity securities held by the Underlyings will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Underlyings or the equity securities held by the Underlyings.

JPMorgan Structured Investments —	TS-9
Bearish Auto Callable Yield Notes Linked to the Better Performing of the SPDR® S&P® Metals & Mining ETF and the Market Vectors Gold Miners ETF